EXHIBIT 10.40
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“First Amendment”) is executed as of this 12th day of March, 2009, by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and Stephen C. Hathaway, an individual (“Employee”).
RECITALS
     The Employee had previously announced his intention to retire effective March 31, 2009, with the Employment Agreement entered into between the parties on November 5, 2008 (“Employment Agreement”) expiring by its terms on that same date.
     The parties now desire to continue Employee’s employment beyond March 31, 2009, until such time as Employee’s successor is appointed, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,
     IT IS HEREBY AGREED AS FOLLOWS:
1.	Article 1.1 of the Employment Agreement is deleted in its entirety and the following is inserted in its place:

The Company employs Employee, and Employee accepts employment by the Company, for the period commencing on the date hereof and continuing on a month-to-month basis, subject to earlier termination as hereinafter set forth in Article III (the “Employment Term”). Upon agreement of the parties, or upon thirty days’ prior written notice of intention by one party to the other of an intention to terminate the Employment Term, Employee’s employment with the Company, and the Company’s obligations hereunder shall terminate. In any event, the termination of employment shall be considered a Termination upon Retirement as set forth in Article 3.1(e), and the requirement of 90 days notice of retirement as required by Article 3.1(e) is not valid.

2.	Article 2.2 of the Employment Agreement is deleted in its entirety and the following is inserted in its place:

Should Employee’s employment be terminated by agreement of the parties or at the request of the Company, Employee will be entitled to receive a stay bonus equal to $140,000 pro-rated by the number of days Employee is employed in calendar year 2009. Such bonus shall be a lump sum payment made within thirty days of Employee’s last day of work, and shall be paid less any applicable required payroll deductions. Employee will not be entitled to any bonus if he terminates employment earlier than agreed to by the Company.
All other provisions of the Employment Agreement are not altered by this First Amendment and remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year written above.

EMPLOYEE:	COMPANY:
Stephen C. Hathaway	TomoTherapy Incorporated
/s/ Stephen C. Hathaway	By: /s/ Frederick A. Robertson, M.D.

Frederick A. Robertson, M.D.
Chief Executive Officer